Ex. (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Core Investment Fund:

We consent to the incorporation by reference in the registration statement (No. 811-09999) on Form N-1A of the Dryden Core Investment Fund (comprised of Taxable Money Market Series and Short-Term Bond Series, hereafter referred to as the “Funds”) of our report dated March 27, 2008, with respect to the statements of assets and liabilities of the Funds, including the portfolios of investments, as of January 31, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended, which report appears in the January 31, 2008 annual report on Form N-CSR of the Funds.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

March 27, 2008